Exhibit 99.1

Maui Land & Pineapple Company Reports Second Quarter 2023 Results

Provides update about ongoing support for wildfire aid on Maui

KAPALUA, Hawai‘i,  August 18, 2023 (BusinessWire) – Maui Land & Pineapple Company, Inc. (NYSE: MLP) today reported its second quarter financial results along with a company update after wildfire destruction to the Upcountry area and severe impacts to the nearby town of Lahaina, Maui. The report covers the second quarter and six months ended June 30, 2023.

“The destruction from wildfires on Maui is devastating.  Our hearts go out to the families across the island who have lost loved ones, homes, history, and more.  We are grateful that Maui Land & Pineapple Company team members and assets are safe.  In this time of great need, we are focused on mobilizing in support of the relief efforts for our team, tenants, residents, partners, and community members.

Over the past four months, Maui Land and Pineapple Company, Inc. has advanced its transition from a focus on stabilization and reduction of liabilities, to a focus on the creation of value for our residents, visitors, and shareholders.  With over 22,000 acres of land and over 260,000 square feet of commercial properties for lease, a key to this transition is that we establish a strong team of experts in land development, asset management, and community development.  Our results of operations for the six months ended June 30, 2023 include one-time costs related to this important transition, and a strategic pause on land sales to ensure we put our portfolio of assets to their highest and best use. Our plan through the remainder of 2023 is to establish our team, improve the occupancy, utilization, and stabilized revenue of our commercial real estate portfolio, solidify a thoughtful land-use strategy in light of the needs on Maui, and begin to advance on this strategy.” – Race Randle, CEO of Maui Land & Pineapple Company.

Second Quarter 2023 Highlights

●

Revenues - Excluding land sales, the total operating revenues increased by $117,000 for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Including land sales, for the six months ended June 30, 2023, the total operating revenues decreased by $11,464,000 to $4,770,000 compared to the same period last year as a direct result of two land sales closed in the prior year in the amount of $11,600,000.

●	Costs and expenses – Operating costs and expenses totaled $7,484,000 for the six months ended June 30, 2023, an increase of $1,389,000 compared to the six month period ended June 30, 2022. $1,321,000 of the operating costs and expenses were related to one-time costs of the leadership transition due to $1,153,000 for severance, accelerated vesting of incentive stock for departing executives and related legal and consulting fees for document preparation, and $168,000 for onboarding costs of new executive team. These costs are not anticipated to recur in the upcoming quarters with the exception of the extended severance paid to the former CEO monthly until March 31, 2025.
●	Net loss – Net loss was $2,481,000, or $0.13 per common share, in the six months ended June 30, 2023, compared to net income of $ 9,907,000, or $0.51 per common share, in the six months of 2022, as a direct result of land sales of $11,600,000 at June 30, 2022, versus no land sales in the current year, and increased operating costs.
●	Adjusted EBITDA – For the six months ending June 30, 2023, after adjusting for non-cash expenses of $2,509,000, Adjusted EBITDA was $ 28,000.

●	Cash and Liquid Investments Convertible to Cash (Non-GAAP) – Cash and liquid investments convertible to cash totaled $10,305,000 at June 30, 2023, a decrease of $1,187,000 compared to $11,492,000 at June 30, 2022. $591,000 of the decrease in cash is attributable to one-time expenses due to employment separations for the former CEO and Vice President and onboarding transition of the new CEO and Board Chairman realized in the three months ended June 30, 2023.

In order to advance efforts with value creation from our land portfolio and commercial real estate, MLP made the following key leadership and service changes in the three months ended June 30, 2023:

1.

Following a procurement process, MLP selected Colliers, a leading Global commercial real estate services company, as its property manager and leasing agent for its portfolio of land, retail, and industrial properties. “As we begin to implement our goal to intentionally utilize our assets on Maui, Colliers will help us strategically tenant our properties in order to improve operating performance while cultivating a sense of place to elevate the quality of life in our communities. Our goal, combined with their expertise in large-scale land leasing, will aid our effort to be stewards of the land and increase shareholder value, all while making a positive impact in Hawai‘i.” – Race Randle, CEO of Maui Land & Pineapple.

2.	On August 1, 2023, Ashley Takitani Leahey began her tenure as MLP’s Vice President of Community Development. A fifth-generation Maui resident, Takitani Leahey will manage the Kapalua Resort, and Maui Gold brands, lead the resort amenities businesses, and oversee all external affairs functions including marketing, communications, community engagement, public affairs and investor relations. She brings over a decade of experience in managing communications, marketing, and community relations for leading Hawai‘i companies and nonprofit organizations.
3.	On August 7, 2023, Dean Frampton began his tenure as MLP’s Vice President of Land & Natural Resources. Born and raised on Maui, Frampton will lead the company’s efforts in responsible land stewardship to continue MLP’s legacy while executing the company’s fresh strategy. Frampton’s experience founding his own consulting firm, Dean K. Frampton LLC, combined with his time as a partner at F&W Land, has given him over three decades of experience in planning, permitting, infrastructure, and land-use matters.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company's financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period.

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes, and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense and pension and post-retirement expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss). A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided further below.

Additional Information

More information about Maui Land & Pineapple Company’s second quarter 2023 operating results is available in the Form 10-Q filed with the Securities and Exchange Commission and posted at mauiland.com/.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) develops, manages, and sells real estate on the island of Maui, where the company stewards 22,000 acres, including the world-renowned Kapalua Resort. Kapalua is home to the luxury hotels, The Ritz-Carlton Maui and Montage Kapalua Bay, residential communities, two championship golf courses, three pristine beaches, a network of walking and hiking trails, and the Pu‘u Kukui Watershed Preserve, one of the largest private nature preserves in Hawai‘i. Founded in 1909, Maui Land & Pineapple Company cultivated pineapple on Maui plantations for nearly a century and has been a source of economic opportunity for more than 114 years. Learn more about Maui Land & Pineapple Company’s commitment to supporting the Maui community, protecting the island’s natural resources, and perpetuating resilient and thriving communities at mauiland.com.

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Contacts

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company

e: wkodama@kapalua.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company

p: (808) 264-1676 e: ashley@mauiland.com

Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications

p: (808) 285-7272 e: dylan@bennetgroup.com

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$19	$11,600
Leasing	4,318	4,228
Resort amenities and other	433	406
Total operating revenues	4,770	16,234

OPERATING COSTS AND EXPENSES
Real estate	418	796
Leasing	1,833	1,739
Resort amenities and other	911	840
General and administrative	2,059	1,516
Share-based compensation	1,772	654
Depreciation	491	550
Total operating costs and expenses	7,484	6,095

OPERATING INCOME (LOSS)	(2,714)	10,139

Other income	479	-
Pension and other post-retirement expenses	(243)	(229)
Interest expense	(3)	(3)
NET INCOME (LOSS)	$(2,481)	$9,907
Other comprehensive income - pension, net	164	312
TOTAL COMPREHENSIVE INCOME (LOSS)	$(2,317)	$10,219

NET INCOME (LOSS) PER COMMON SHARE-BASIC AND DILUTED	$(0.13)	$0.51

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)	(audited)
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,246	$8,499
Restricted cash	-	10
Accounts receivable, net	1,248	892
Investments, current portion	2,785	2,432
Prepaid expenses and other assets	497	368
Assets held for sale	3,056	3,019
Total current assets	14,832	15,220

PROPERTY & EQUIPMENT, NET	15,566	15,878

OTHER ASSETS
Investments, net of current portion	274	551
Deferred development costs	9,585	9,566
Other noncurrent assets	1,198	1,191
Total other assets	11,057	11,308
TOTAL ASSETS	$41,455	$42,406

LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$459	$589
Payroll and employee benefits	736	869
Accrued retirement benefits, current portion	142	142
Deferred revenue, current portion	447	227
Other current liabilities	488	480
Total current liabilities	2,272	2,307

LONG-TERM LIABILITIES
Accrued retirement benefits, net of current portion	2,626	2,612
Deferred revenue, net of current portion	1,433	1,500
Deposits	2,148	2,185
Other noncurrent liabilities	19	30
Total long-term liabilities	6,226	6,327
TOTAL LIABILITIES	8,498	8,634

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock--$0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock--$0.0001 par value; 43,000,000 shares authorized; 19,589,504 and 19,476,671 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	84,421	83,392
Additional paid-in-capital	9,657	9,184
Accumulated deficit	(53,018)	(50,537)
Accumulated other comprehensive loss	(8,103)	(8,267)
Total stockholders' equity	32,957	33,772
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$41,455	$42,406

Maui Land & Pineapple Company Inc. and Subsidiaries

Supplemental Financial Information

(Non-GAAP) Unaudited

	Six Months Ended June 30,
	2023	2022
	(in thousands except per share data)

NET INCOME (LOSS)	$(2,481)	$9,907

Add: Non-cash expenses
Interest	3	3
Depreciation	491	550
Share-based compensation
Vesting of Incentive Stock for former CEO and Vice President upon separation	730	-
Vesting of Stock Options granted to Board Chair and Directors	473	-
Vesting of employee Incentive Stock	569	654
Pension and post-retirement expenses	243	229

ADJUSTED EBITDA	$28	$11,343

ADJUSTED EBITDA PER COMMON SHARE-BASIC AND DILUTED	$0.00	$0.58

	June 30, 2023	December 31, 2022
	(unaudited)	(unaudited)
	(in thousands)
CASH AND LIQUID INVESTMENTS CONVERTIBLE TO CASH

Cash and cash equivalents	$7,246	$8,499
Restricted cash	-	10
Investments, current portion	2,785	2,432
Investments, net of current portion	274	551

TOTAL CASH AND LIQUID INVESTMENTS COVERTIBLE TO CASH	$10,305	$11,492

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